                                                                    EXHIBIT 5.1



                                November _, 1996




Board of Directors
Independent Bank Corporation
230 West Main Street
Ionia, MI 48846

Gentlemen:

     We have acted as counsel to Independent Bank Corporation, a Michigan corporation (the "Company") in connection with the Registration Statement on Form S-2 (the "Registration Statement"), as amended, filed with the Securities and Exchange Commission (Registration No. 333-14507) for the purpose of
registering under the Securities Act of 1933, as amended, 690,000      %
Cumulative Trust Preferred Securities ("Preferred Securities") of IBC Capital Finance ("IBC Capital"), a Delaware statutory business trust, wholly owned by the Company. The Preferred Securities represent beneficial interests in IBC Capital. IBC Capital will exist solely to issue the Preferred Securities and
to invest the proceeds in        % Debentures ("Subordinated Debentures") to be
issued by the Company.

     We are familiar with the corporate action taken by the Board of Directors of the Company (1) authorizing the establishment of a Delaware statutory business trust to be known as IBC Capital Finance, (2) creating and authorizing
for sale to IBC Capital the      % Junior Subordinated Debentures, (3)
executing a Debenture Indenture which shall operate as the formal agreement governing the relationship between the Company as issuer of the Debentures and IBC Capital as holder of such Debentures, (4) creating and executing a Guarantee Agreement which shall require the Company to guarantee certain obligations of IBC Capital with respect to its Preferred Securities, (5) authorizing the execution of an Expense Agreement as to the expenses and liabilities between the Company and IBC Capital which shall guarantee to parties to whom the IBC Capital becomes indebted or liable full payment of such obligations, other than the obligation of IBC Capital to pay the holders of any Preferred Securities the amounts due under such securities, and we have examined such documents and questions of law as we consider necessary or appropriate for the purpose of furnishing this opinion.

     It is our opinion that the 690,000 Debentures being issued by the Company to IBC Capital as described in the Registration Statement in accordance with the terms stated in the Registration Statement, at the time it becomes effective, and as described in the Debenture Indenture, will be legally and validly authorized and issued.

Board of Directors
Independent Bank Corporation
November 8, 1996
Page 2


     We hereby consent to the reference to us in the caption "Validity of Securities" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                               Very truly yours,

                   VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP



                             Michael G. Wooldridge